CONFIDENTIAL


GRG, Inc., d/b/a/ Global Resources Group, Inc.
Pensat International Communications, Inc.


                               LETTER OF INTENT

                                   OVERVIEW

      This Letter of Intent is made and entered into this ___ day of June 2000 by and between GRG, Inc. d/b/a/ Global Resources Group, Inc., a Nevada Corporation with its principal place of business located at 111 Second Avenue N.E., Suite 1600 St. Petersburg, Florida 33701 (hereinafter GRGI) and
Pensat International Communications, Inc., a Delaware Corporation with its principal place of business located at 4200 Wisconsin Avenue N.W. Suite 400 Washington, D.C. 20016 (hereinafter Pensat) joined by Robert E. Miller representing a majority of its shareholders and hereby agreeing to the following as terms for the exchange of all of the stock of Pensat for shares of GRGI common stock subject to the following:

                                 WITNESSETH:

      WHEREAS, Philip A. Verruto warrants that he is the Chief Executive Officer of Pensat, and that he has the authority to enter into this Letter of Intent with GRGI; and

      WHEREAS, Robert E. Miller has the authority to represent the majority of the legal and beneficial owners of the majority of the outstanding shares of the capital common stock of Pensat, and that the majority of the shareholders desire to sell the stock of the company to GRGI; and

      WHEREAS, Carl Smith warrants that he is a Director of GRGI and that he has the approval of the Board of Directors and therefore the authority to enter into this Letter of Intent with Pensat; and

      WHEREAS, GRGI desires to purchase such stock of Pensat;

      NOW THEREFORE, In consideration of the premises and mutual agreements and undertakings hereinafter set forth, the parties do hereby agree to adopt such a sale, the principal terms of which are as follows:

1. Pensat'S shareholders shall exchange 100% of the then outstanding stock of Pensat stock for common stock of GRGI such that Pensat shareholders own seventy five percent (75%) of the resulting fully diluted shares of GRGI. The Pensat shareholders with their respective holdings in the company shall be delineated in a separate schedule within the Definitive Agreement to be signed. GRGI shall be the surviving entity after the exchange of stock.

2. The terms of this Term Sheet must be accepted in principal no later than June 8, 2000 or they are withdrawn without further notice.

3. These terms are subject to a formal Definitive Agreement to be negotiated by and between the Parties; but must be signed no later than June 30, 2000.

4. The Definitive Agreement must be approved by the respective Boards of Directors, as well as a majority of the Shareholders of the respective companies.


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5.    The closing shall take place no later than August 31, 2000 unless extended by mutual agreement of the Parties.

6. GRGI, either directly or indirectly, agrees to fund to Pensat a total of Five Million ($5,000,000.00) dollars prior to closing as follows:

a) Funding of the Five Million ($5,000,000.00) Dollars shall be made by GRGI into Pensat in the following amounts and on or before the following dates:

i.)   Seven Hundred Thousand ($700,000.00) Dollars on or before June 13, 2000.
ii.)  Seven Hundred Thousand ($700,000.00) Dollars on or before June 20, 2000.
           iii)  Six Hundred Thousand ($600,000.00) Dollars on or before
                 June 27, 2000.
            iv) Six Hundred Thousand ($600,000.00) Dollars on or before July 4, 2000.
            v.) Six Hundred Thousand ($600,000.00) Dollars on or before July 11, 2000.
           vi.) Six Hundred Thousand ($600,000.00) Dollars on or before July 18, 2000.
           vii) Six Hundred Thousand ($600,000.00) Dollars on or before July 25, 2000.
          viii) Six Hundred Thousand ($600,000.00) Dollars on or before August 1, 2000.

b) All of the funding to Pensat shall be evidenced by a Pensat Convertible Debenture with the following terms:

             i) Upon the closing of the merger transaction with GRGI, the Convertible Debenture will automatically be converted into Pensat common stock.
            ii) The conversion of the Debenture into Pensat common stock shall be based upon the price of the last equity funding for Pensat ($93.32 per common share).
           iii) In the event that the merger between the parties does not take place the Debenture shall become due at the end of six months from the date of funding and accrue interest at the rate of ten (10%) percent.

7. Upon execution of this Letter of Intent, the Parties shall engage in due diligence on the other respective company. Due diligence period begins upon execution of this Letter of Intent and terminates on terminates on
execution of the Definitive Agreement.   Each Party agrees to fully cooperate
to provide the other with all requested information on a timely basis. The Parties agree that upon execution of this Letter of Intent, each of the Parties shall make available to the other all business, financial, operational and legal disclosures as are requested. These disclosures shall be allowed to be copied, but are subject to the nondisclosure/confidential provision of paragraph 8 below.

8. The parties may request from each other certain documents and other pertinent material related to the transaction including, without limitation, financial data, tax information, future plans and other information relating to the stock which the parties consider confidential. All of the confidential information shall at all times be the property of the respective parties, and they shall obtain no rights in any such confidential information they obtain, until after closing of the transaction. Except as may be required by applicable law(s) or as the parties may from time to time consent in writing, the parties shall not, at any time, disclose any confidential information, or any part thereof, to any person, firm, corporation, association, or other entity for any reason whatsoever. Except as otherwise required herein, and except for information that is being sold by the parties at such other times as the parties may request, the parties shall immediately to each other all of their confidential information and shall not retain any copies thereof and shall continue to refrain from any use whatsoever of any confidential information. In the event either party takes any action or fails to take any action in contravention of this Section, that party shall indemnify and hold harmless the other party from any damage or claim that may arise as a result of such action or inaction. In addition, that party shall be entitled to collect from the other party all costs Incurred in obtaining such indemnification. Including all attorney and court fees. The parties


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shall take any and all actions necessary to minimize any damages resulting from such disclosure, to retrieve such disclosed confidential information, and to return same to the other party upon their direction. Each party shall be responsible for any action or inaction in contravention of this Section by their personal representatives, Successors and assigns.

9.    The parties agree to mutually terminate traffic as follows:

      a)    Upon the signing of this LOI, Pensat agrees to send to GRGI all
            telecommunications traffic   for termination in Mexico it
            receives as long as the GRGI'S prices to Pensat for such terminations are comparable to the best price otherwise available to Pensat and with the same quality available to Pensat from other carriers. Unless otherwise agreed between the parties, GRGI agrees to accept and terminate all of Pensat's Mexico termination traffic.

      b) GRGI agrees to send to Pensat all traffic it has available where it does not have the ability to terminate traffic on its own network, where Pensat's prices are comparable to the best price otherwise available to GRGI and with the same quality available to GRGI from other carriers.

10. GRGI has indicated that there exists a potential claim and /or litigation relating to services provided by GRGI for the Siesta Calling Card. Any settlement, fees or costs used to satisfy a judgment or settlement of this cause of action shall come from the twenty five percent (25%) allocated in Paragraph 1 for the current GRGI shareholders.

11. At the time of merger, Pensat shall be entitled to appoint directors to the GRGI Board of Directors of GRGI members in proportion to their ownership of the GRGI stock.

12. There shall be no public announcement of the LOI or pending merger by Pensat until a public announcement by GRGI. All public announcements shall be approved by the management of both companies.

13. Upon execution of this Letter of Intent, the Parties are bound to the terms hereof and agree that they shall not engage in any discussions for the sale of a majority of their respective assets or stock, subject to the following:

      a) If GRGI fails to meet the funding amounts or deadlines contained in Paragraph 6 above, Pensat has the right, but not the obligation to terminate this LOI. In which case, the LOI shall be null and void and the parties shall be free to engage in any merger or sale discussions.

      b) If there is a material adverse circumstance found during due diligence by either party that has not been previously disclosed, the discovering party has the right, but not the obligation to terminate this LOI.

      c) Notwithstanding the foregoing, either party shall be free to conduct ongoing equity financing up to ten (10%) percent of the respective companies. In the event of any such equity financings, the equity distribution referred to in paragraph 1 above shall not change.

14. Venue for all proceedings under this Letter of Intent and any subsequent Definitive Agreement shall be the State of New York.

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15.   Each Party shall be responsible for their respective costs in carrying out the proposed transaction.

16. Any notices given under this agreement shall be sent to the following parties postage pre-paid:

         If to GRGI:          GRG, Inc. d/b/a/ Global Resources Group, Inc.
                              Attention:  Carl Smith
                              111 Second Avenue, N.E.
                              Suite 1600
                              St. Petersburg, Fl 33701
                              Telephone: (800) 766-2782
                              Facsimile (941) 921-2821
                              E-Mail Address: csmith@tbfcorp.net

         If to Pensat:        Pensat International Communications, Inc.
                              Attention:  Robert E. Miller
                              4200 Wisconsin Avenue, N.W.
                              Suite 400
                              Washington, D.C. 20016
                              Telephone:  (202) 244-9000
                              Facsimile:   (202) 537-7786
                              E-Mail Address: rmiller@pensat.com

ACCEPTED BY:

GRG, INC.,
D/B/A GLOBAL RESOURCES GROUP, INC.


_____________________________
Name: Carl Smith
Title:      Director
Date:


PENSAT INTERNATIONAL COMMUNICATIONS, INC.


_______________________________
Name: Philip A. Verruto
Title:      Chief Executive Officer
Date:

JOINED BY
PENSAT COMMUNICATIONS, LTD.

_______________________________
Name: Robert E. Miller
Title:      Representative Majority Shareholder Pensat International
Communications, Inc.
Date:



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